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                                                                                                          EXHIBIT 12.1

                                                  THE CHARLES SCHWAB CORPORATION

                                         Computation of Ratio of Earnings to Fixed Charges
                                                   (Dollar amounts in millions)
                                                            (Unaudited)


                                                                              Three Months Ended       Nine Months Ended
                                                                                 September 30,            September 30,
                                                                               2001        2000         2001        2000
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

Earnings before taxes on earnings and extraordinary gain                       $ 26        $240       $  164      $1,005

Fixed charges
  Interest expense:
    Brokerage client cash balances                                              147         284          606         788
    Deposits from banking clients                                                29          40          104         113
    Long-term debt                                                               13          15           42          40
    Stock-lending activities                                                      3          10           17          34
    Short-term borrowings                                                         8           8           18          15
    Other                                                                         1           2            3           5
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        Total                                                                   201         359          790         995
  Interest portion of rental expense                                             25          19           71          53
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    Total fixed charges (A)                                                     226         378          861       1,048

Earnings before taxes on earnings and extraordinary
    gain and fixed charges (B)                                                 $252        $618       $1,025      $2,053
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Ratio of earnings to fixed charges (B) / (A) (1)                                1.1         1.6          1.2         2.0



Ratio of adjusted operating earnings (2) to fixed charges:
  Ratio of adjusted operating earnings to fixed charges                         1.6         1.7          1.5         2.1
  Ratio of adjusted operating earnings to fixed charges excluding
    brokerage client interest expense (3)                                       2.6         3.9          2.9         5.4




(1) The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes,
    "earnings" consist of earnings before taxes on earnings and extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2) Adjusted operating earnings exclude: non-operating revenue of $26 million for each of the three and nine months ended September 30, 2001; restructuring and other charges of $99 million and $244 million for the three and nine months ended September 30, 2001, respectively; merger- and acquisition-related charges of $31 million for each of the three months ended September 30, 2001 and 2000, and $91 million and $126 million for the nine months ended
    September 30, 2001 and 2000, respectively.

(3) Because interest expense incurred in connection with payables to brokerage clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.

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